f4cix091105hcs.txt

Exhibit 99 - Additional Information

     NL Industries, Inc. ("NL"), Harold C. Simmons and his spouse, Annette C.

Simmons, are the direct holders of 31.9%, 13.6% and 1.1%, respectively, of the outstanding shares of class A common stock, par value $0.01 per share (the

"Class A Common Stock"), of the issuer.

     NL directly holds 100%, or 10,000,000 shares, of the issuer's Class B

Common Stock, par value $0.01 per share (the "Class B Common Stock," and collectively with the Class A Common Stock, the "Common Stock").  The description of the relative rights of the Common Stock contained in the issuer's restated certificate of incorporation is hereby incorporated herein by reference to Exhibit 3.1 of the issuers Registration Statement on Form S-1 (File No. 333-

42643).  As a result of its ownership of its shares of Class A Common Stock and all of the Class B Common Stock, NL currently holds approximately 86.9% of the combined voting power (98.4% for the election of directors) of all classes of voting stock of the issuer.

     Valhi, Inc. ("Valhi") and TIMET Finance Management Company ("TFMC") are the

direct holders of 83.1% and 0.5%, respectively, of the outstanding common stock of NL.  Valhi Holding Company ("VHC"), TFMC, the Harold Simmons Foundation, Inc.

(the "Foundation"), the Contran Amended and Restated Deferred Compensation Trust

(the "CDCT"), Annette C. Simmons, Harold C. Simmons and The Combined Master

Retirement Trust (the "CMRT") are the direct holders of 92.2%, 1.1%, 0.9%, 0.3%,

0.2%, 0.2% and 0.1%, respectively, of the common stock of Valhi.  Dixie Rice

Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the holder of 100% of the outstanding common stock of Dixie Rice.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C.

Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or is held by

Mr.  Simmons or persons or other entities related to Mr.  Simmons.  As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts.  Mr. Simmons,

however, disclaims beneficial ownership of any shares of Contran stock that the

Trusts hold.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C.  Simmons is the chairman of the board of the

Foundation.

     The CDCT directly holds approximately 0.3% of the outstanding shares of

Valhi common stock.  U.S. Bank National Association serves as the trustee of the

CDCT.  Contran established the CDCT as an irrevocable "rabbi trust" to assist

Contran in meeting certain deferred compensation obligations that it owes to

Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran (i) retains the power to vote the shares of Valhi's common stock held directly by the CDCT, (ii)

retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 0.1% of the outstanding shares of

Valhi common stock.  Contran sponsors the CMRT, which permits the collective investment by master trusts that maintain the assets of certain employee benefit plans Contran and related companies adopt.  Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT.  Mr.

Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

     NL and a subsidiary of NL directly own 3,604,790 shares and 1,186,200 shares, respectively, of Valhi common stock.  As already discussed, Valhi is the direct holder of approximately 83.1% of the outstanding common stock of NL.

Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and the subsidiary of NL own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

     Mr. Harold C.  Simmons is chairman of the board of Valhi, VHC, Dixie Rice and Contran and chairman of the board and chief executive officer of NL.

     By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of

Class A or Class B Common Stock that are directly held by NL.  However, Mr.

Simmons disclaims such beneficial ownership of the shares of Class A or Class B

Common Stock beneficially owned directly by NL.

     Harold C. Simmons' spouse is the direct owner of 26,400 shares of Class A

Common Stock, 292,225 shares of NL common stock and 203,065 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such securities.  Mr. Simmons disclaims beneficial ownership of all securities that his spouse holds directly.

     Mr. Harold C. Simmons is the direct owner of 322,248 shares of Class A

Common Stock, 881,600 shares of NL common stock and 180,432 shares of Valhi common stock.

     The Annette Simmons Grandchildren's Trust (the "Grandchildren's Trust"), of

which Harold C. Simmons and his spouse are trustees and the beneficiaries are the grandchildren of his spouse, is the direct holder of 34,000 shares of the common stock of Valhi.  Mr. Simmons, as co-trustee of this trust, has the power to vote and direct the disposition of the shares of Valhi common stock the trust holds.  Mr. Simmons disclaims beneficial ownership of any shares that this trust holds.

     TFMC is the direct holder of 0.5% of the outstanding common stock of NL and

1.1% of the outstanding common stock of Valhi.  Titanium Metals Corporation

("TIMET") is the direct holder of 100% of the outstanding common stock of TFMC.

VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi, the Foundation

and the Grandchildren's Trust are the holders of approximately 26.4%, 12.0%,

8.6%, 4.1%, 0.8%, 0.5%, 0.1% and less than 0.1%, respectively, of the outstanding shares of TIMET common stock. The percentage ownership of TIMET common stock owned by NL includes 0.3% of the outstanding shares of TIMET common stock that is owned by a subsidiary of NL.  Harold C. Simmons is chairman of the board of TIMET.